UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 23, 2007

SmarTire Systems Inc.
(Exact name of registration as specified in its charter)

Yukon Territory, Canada	0-29248	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

#150 - 13151 Vanier Place Richmond, British Columbia, Canada	V6V 2J1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 276-9884

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On January 23, 2007, we entered into a consulting agreement with SKS Consulting of South Florida Corp. The agreement is for a twelve (12) month term commencing January 1, 2007 and expiring December 31, 2007 with automatic renewals on a month-to-month basis unless either of SKS or we elect to terminate, which we are permitted to do on 30 days written notice at anytime after the initial 12 month term. Under the consulting agreement, SKS will provide us with the services of Mr. George O’Leary for an aggregate of one week per month. Mr. O’Leary is a business consultant who we hope will assist us in streamlining our business operations to achieve greater efficiencies. All payments made by us are to be approved by SKS. In consideration for these services, we have agreed to compensate SKS as follows:

Daily remuneration of $1,000 per day for each day Mr. O’Leary spends working with our company and 100,000 shares per month, to be paid/issued at the end of each month during the term. In addition, we have agreed to issue to SKS 100,000 share purchase warrants per month exercisable into common shares of at $0.03 per warrant. The holders of our outstanding convertible debentures have agreed that the grant of these warrants at this exercise price will not cause any adjustment of the conversion price specified in any of those convertible debentures.

Our consulting agreement with SKS also provides that SKS can earn warrants to purchase up to an additional 500,000 of our common shares at an exercise price $0.06 per common share if the following milestones are achieved by our company:

Successful organizational restructuring by 2/28/07	100,000 warrant

Successful additional short-term financing by 3/31/07	100,000 warrants

Company at monthly breakeven by 12/31/07	200,000 warrants

Stock price at $0.12/share for a consecutive 30 day period	100,000 warrants

Total	500,000 warrants
Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

Item 3.02  Unregistered Sales of Equity Securities.

See Item 1.01 above.

Item 9.01   Financial Statements and Exhibits.

(c)   Exhibits.

Exhibit Number   Description

9.1 Consulting Agreement between SKS Consulting of South Florida Corp. and us

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SMARTIRE SYSTEMS INC.

Date: January 29, 2007                         By: /s/ Jeff Finkelstein
            Jeff Finkelstein
           Chief Financial Officer